Exhibit 3.73

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

LEGRAND JOHNSON CONSTRUCTION CO.

Pursuant to and acting in accordance with UTAH CODE ANN. § 16-10a-1006 and 1007, LEGRAND JOHNSON CONSTRUCTION CO., a Utah corporation, hereby amends and restates its Articles of Incorporation as follows:

1.                                      Name. The name of the corporation is LeGrand Johnson Construction Co.

2.                                      Text of Amended and Restated Articles of Incorporation. The corporation intends that these Amended and Restated Articles of Incorporation supersede the original articles of incorporation and all amendments prior to the date of these Amended and Restated Articles of Incorporation. The corporation’s Articles of Incorporation are amended and restated, in their entirety, as follows:

ARTICLE 1

CORPORATE NAME

The name of this corporation is LeGrand Johnson Construction Co.

ARTICLE II

CORPORATE PURPOSES

Section 2.1                                    The general purpose for which this corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act, including, but not limited to, the following:

(a)                                 Any and all lawful business.

(b)                                 To acquire, own, hold, improve, develop, lease, mortgage, operate, maintain, sell, dispose of, and otherwise deal with real property and any equipment, fixtures, or other personal property that may be used in connection with the operation of commercial real property.

(c)                                  To purchase, own, hold, dispose of, and otherwise deal with stock of other corporations, or interests in general or limited partnerships (as either a general or a limited partner) or joint ventures and to do every act and thing covered generally by the denomination “holding corporation”; and to direct the operations of such other entities.

(d)                                 To do each and every thing necessary, suitable, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which may at any time appear conducive to or expedient for the protection or benefit of this corporation, and to do said acts as fully and to the same extent as natural persons might, or could do, in any part of the world as principals, agents, partners, trustees, or otherwise, either alone or in conjunction with any other person, partnership, association, joint venture, or corporation.

Section 2.2                                    The foregoing paragraphs shall be construed both as objects and powers and will not be held to limit or restrict in any manner the general powers of the corporation and the enjoyment and exercise thereof, as conferred by the laws of the State of Utah; and it is intended that the purposes, objects, and powers specified in each of the paragraphs of this ARTICLE II, CORPORATE PURPOSES, of these Articles of Incorporation shall be regarded as independent purposes, objects, and powers.

ARTICLE III

SHARES

The aggregate number of shares which this corporation shall have authority to issue is five hundred thousand (500,000) shares, common stock, par value of $0.001 per share. All stock of the corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this corporation shall not be liable to any call or assessment.

ARTICLE IV

INITIAL REGISTERED OFFICE AND AGENT

The address of this corporation’s initial registered office and the name of its initial registered agent at such address is:

Corporation Service Company

10 East South Temple, Ste 850

Salt Lake City, UT 84133

ARTICLE V

DIRECTORS’ CONTRACTS

No contracts or other transactions between the corporation and any other trust, organization or corporation shall in any way be affected or invalidated by the fact that any of the Directors of the corporation are pecuniarily or otherwise interested in, or are trustees, directors or officers of, such other trust, organization, or corporation.

Any Director individually, or any trust, organization, or corporation with which any Director may be associated, may be a party to or may be pecuniarily or otherwise interested in, any contracts or transactions of the corporation, provided that the fact that such Director or such trust, organization or corporation is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof.

Any Director of the corporation who is also a trustee, director or officer of such other trust, organization, or corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize any such contracts or transactions with like force and effect as if such Director were not a trustee, director, or officer of such other trust, organization, or corporation, or not so interested.

ARTICLE VI

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

Directors of the corporation shall have no personal liability whatsoever to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for:

(a)                                 the amount of a financial benefit received by a director to which he or she is not entitled;

(b)                                 an intentional infliction of harm on the corporation or the shareholders;

(c)                                  a violation of UTAH CODE ANN. § 16-10a-842 (1992, as amended) or its successor provisions; or

(d)                                 an intentional violation of criminal law.

3.                                      Shareholder and Director Approval. The foregoing Amended and Restated Articles of Incorporation were approved by the sole shareholder and all of the directors of the corporation effective on August 21, 2015.

[signature appear on the following page]

IN WITNESS WHEREOF, the foregoing Amended and Restated Articles of Incorporation are executed and filed pursuant to Utah Code Annotated § 16-10a-1002.

DATED this 1st day of October, 2015.

LeGrand Johnson Construction Co.

By:
Its:	President